UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 26, 2006

AMERICAN ITALIAN PASTA COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-13403	84-1032638
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification Employer No.)

4100 N. Mulberry Drive, Suite 200, Kansas City, Missouri	64116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(816) 584-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

On June 26, 2006, American Italian Pasta Company (the “Company”) announced that the Second Amended and Restated Supply Agreement by and between AIPC Sales Co., a wholly-owned subsidiary of the Company, and Sysco Corporation (“Sysco”) (the “Supply Agreement”) will terminate effective December 31, 2006. Pursuant to the terms of the Supply Agreement, Sysco gave notice that it will not renew the Supply Agreement.

Under the terms of the Supply Agreement, the Company has served as the exclusive U.S. supplier to Sysco of certain dry pasta products bearing a Sysco-owned label and sold through Sysco’s network of operating companies. In addition, the Supply Agreement grants the Company a right of first refusal to sell certain pasta products in Mexico, Canada or Europe should Sysco desire to sell into those countries.

The Supply Agreement has prohibited the Company from supplying or selling pasta to any other business, that, as its primary business, operates, or sells and delivers to institutions (such as restaurants, hospitals and schools) which provide food for consumption away from home (“Foodservice Business”). The Agreement authorizes the Company to sell directly to certain Foodservice Business customers (including military, universities and major restaurant chains), but requires that the Company make all such sales using one of Sysco’s operating companies as its exclusive agent and that the Company pay a fee to Sysco on such sales.

During the fiscal year ended September 30, 2005, the Company’s sales to Sysco accounted for approximately 11% of the Company’s revenue.

A copy of the press release of the Company announcing the termination is incorporated by reference herein and attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of the Company dated June 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2006	AMERICAN ITALIAN PASTA COMPANY

	By:	/s/ George D. Shadid
George D. Shadid
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of the Company dated June 26, 2006.